Exhibit 10.2

EXECUTION VERSION

COMPANY HOLDER SUPPORT AGREEMENT

This Company Holder Support Agreement (this “Agreement”) is dated as of November 26, 2025, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Major Company Shareholder” and, collectively, the “Major Company Shareholders”), and Enhanced Ltd, a Cayman Islands exempted company (the “Company”). Unless context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, as of the date hereof, the Major Company Shareholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, by proxy or power of attorney) is hereafter acquired by any such Major Company Shareholders during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) for the surviving company of the First Merger to merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name to Enhanced Group Inc., in each case on the terms and subject to the conditions set forth in the Business Combination Agreement; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Major Company Shareholder hereby acknowledges that it has read a copy of the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in respect thereof. Each Major Company Shareholder agrees to be bound by and comply with the terms of Section 6.5 (Acquisition Proposals) and Section 11.11 (Publicity) of the Business Combination Agreement, as if such Major Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions as the “Company” thereunder.

Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article X thereof (the “Expiration Time”), each Major Company Shareholder agrees that it shall not (i) sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/ Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any hedging, swap or other arrangement that transfers to another, or disposes of (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), any of the interests (including economic consequences of ownership) in any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than disclosure of the Business Combination Agreement and the Sponsor Equity Agreement and the transactions contemplated thereby, as applicable, in accordance with the requirements of the Business Combination Agreement; provided, however, that notwithstanding the foregoing, Apeiron Incubation Limited, Apeiron Investment Group Limited, Apeiron US Co-Invest II and Apeiron-Enhanced LP (collectively, the “Apeiron Transferors”) may collectively Transfer an aggregate of up to 1,000,000 Subject Shares to a third-party (an “Apeiron Transfer”); provided, however, that the Apeiron Transferors shall retain any voting rights associated with such transferred Subject Shares following an Apeiron Transfer via proxy, or otherwise, or shall have the right to cause the applicable Apeiron Transferor to vote such transferred Subject Shares as directed or instructed by any of the Apeiron Transferors. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 1.2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (i) any Subject Shares are issued to a Major Company Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (ii) a Major Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (iii) a Major Company Shareholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Company Shareholder as of the date hereof.

Section 1.4 Shareholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the Shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Shareholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Business Combination Agreement, each such Major Company Shareholders shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Company Shareholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Mergers;

(b) to approve and adopt the Preferred Stock Conversion, and approve the transactions contemplated thereby;

(c) in any other circumstances upon which a consent or other approval is required under any agreements to which such Major Company Shareholder is party (the “Shareholder Agreements”) or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Major Company Shareholder’s Subject Shares held at such time in favor thereof;

(d) to vote against any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Business Combination Agreement and the transactions contemplated thereby); and

(e) to vote against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

Section 1.5 Cooperation. Each Major Company Shareholder agrees that it shall use commercially reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the transactions contemplated by the Business Combination Agreement by any Governmental Authority, including by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Company Shareholder and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Business Combination Agreement.

Each Major Company Shareholder hereby agrees that such Major Company Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.6 No Challenges. Each Major Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach or violation of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby.

Section 1.7 Appraisal Rights. Each Major Company Shareholder hereby waives and agrees not to exercise any right of appraisal or right to dissent with respect to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement that such Major Company Shareholder may have with respect to the Subject Shares under applicable Law. Each Major Company Shareholder further agrees not to commence or participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company or its Affiliates, officers or directors, or successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement, or (y) alleging a breach of any fiduciary duty of the board of directors of the Company or any other Person in connection with this Agreement, the Business Combination Agreement or the transactions contemplated hereby and thereby.

Section 1.8 Further Assurances. Each Major Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. Major Company Shareholder hereby represents and covenants that such Major Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Shareholder’s obligations hereunder.

Section 1.10 Consent to Disclosure. Each Major Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Major Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Company Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).

Section 1.11 Release. Each Major Company Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Sponsor, Acquiror, Merger Sub, the Company and each of their respective Affiliates, predecessors, officers, directors, Shareholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Company Shareholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Company’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Company, other than Claims relating to, in connection with or arising from the Business Combination Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Business Combination Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Business Combination Agreement upon consummation of the Mergers.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Each Major Company Shareholders. Each Major Company Shareholder represents and warrants to Acquiror and the Company severally and not jointly (solely with respect to itself, himself or herself and not with respect to any other Major Company Shareholder) as follows:

(a) Organization; Due Authorization. If such Major Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Major Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Major Company Shareholder. If such Major Company Shareholder is an individual, such Major Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Major Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Major Company Shareholder, enforceable against such Major Company Shareholder in accordance with the terms hereof, subject to the Bankruptcy and Equity Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Major Company Shareholder.

(b) Ownership. Such Major Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Company Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Business Combination Agreement, (iv) the Shareholder Agreements or (v) any applicable securities Laws. Such Major Company Shareholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Major Company Shareholder on the date of this Agreement, and none of such Major Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Other than the Company Warrants and Company Awards set forth opposite such Major Company Shareholder’s name on Schedule I, such Major Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any Company Capital Stock or any equity securities convertible into, or which can be exchanged for, Company Capital Stock.

(c) No Conflicts. The execution and delivery of this Agreement by such Major Company Shareholder does not, and the performance by such Major Company Shareholder of his, her or its obligations hereunder will not, (i) if such Major Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Company Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Company Shareholder or such Major Company Shareholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Company Shareholder of its, his or her obligations under this Agreement.

(d) No Agreements. Each Major Company Shareholder represents that it is not party to any Contract or other agreement with respect to the Subject Shares that would provide for the voting rights in respect of any Subject Shares or the transfer of any Subject Shares to any Person other than Acquiror or the Sponsor, other than as set forth in the Governing Documents of the Company, the Business Combination Agreement or the Ancillary Agreements.

(e) Litigation. There are no Proceedings pending or, to the knowledge of such Major Company Shareholder, threatened against such Major Company Shareholder and such Major Company Shareholder is not party to or subject to the provisions of any Governmental Order which would question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.

(f) Adequate Information. Such Major Company Shareholder is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Major Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Major Company Shareholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Major Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Major Company Shareholder are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Merger under Section 238 of the Cayman Companies Act.

(g) No Inconsistent Agreement. Such Major Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Shareholder’s obligations hereunder.

(h) Brokerage Fees. Neither such Major Company Shareholder nor any of its officers, directors or employees has employed a broker or finder or incurred any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby.

(i) Acknowledgment. Such Major Company Shareholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Major Company Shareholder’s execution and delivery of this Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Company Shareholder, the written agreement of Acquiror, the Company and such Major Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred without, as to each Major Company Shareholder, the prior written consent of Acquiror, the Company and such Major Company Shareholder. Any attempted assignment in violation of the terms of this Section 3.2 shall be null and void, ab initio.

Section 3.3 Specific Performance. Each Major Company Shareholder agrees that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the Company and Acquiror shall be entitled to injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. If any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Major Company Shareholder shall allege, and each Major Company Shareholder hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The prevailing party in any such Proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented attorneys’ fees, costs and expenses incurred in connection therewith.

Section 3.4 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Company Shareholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Company Shareholder.

Section 3.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 3.6:

If to Acquiror:

A Paradise Acquisition Corp.
The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co

with copies to (which shall not constitute notice):

Morrison & Foerster LLP
Edinburgh Tower, 33/F, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com

250 West 55th Street

New York

NY 10019-9601

United States

Attention: John Owen

Email: jowen@mofo.com

If to the Company:

Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention: Evan S. Simpson
Email: simpsone@sullcrom.com

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Matthew B. Goodman, Alan J. Fishman
Email: goodmanm@sullcrom.com, fishmana@sullcrom.com

If to a Major Company Shareholder:

To such Major Company Shareholder’s address set forth in Schedule I

Section 3.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.8 Entire Agreement. This Agreement, the Business Combination Agreement and the agreements referenced therein and herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.9 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

Section 3.10 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

Section 3.11 Limitation. Each Major Company Shareholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Company Shareholder solely in his or her capacity as a director or officer of the Company.

Section 3.12 Miscellaneous. Sections 1.2 (Construction), 11.3 (Waiver), 11.8 (Counterparts), 11.10 (Amendments), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), and 11.14 (Governing Law) of the Business Combination Agreement are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.

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IN WITNESS WHEREOF, the Major Company Shareholders, Acquiror, and the Company have each caused this Agreement to be duly executed as of the date first written above.

MAJOR COMPANY SHAREHOLDERS:

APEIRON INCUBATION LIMITED

By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director

APEIRON INVESTMENT GROUP LIMITED

By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director

APEIRON US CO-INVEST II

By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director

APEIRON-ENHANCED LP

By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director

MAXIMILIAN MARTIN

By:	/s/ Maximilian Martin
	Name:	Maximilian Martin

[Signature Page to Company Holder Support Agreement]

ACQUIROR:

A PARADISE ACQUISITION CORP.

By:	/s/ Claudius Tsang
	Name:	Claudius Tsang
	Title:	CEO

[Signature Page to Company Holder Support Agreement]

COMPANY:

ENHANCED LTD

By:	/s/ Maximilian Martin
	Name:	Maximilian Martin
	Title:	Chief Executive Officer

[Signature Page to Company Holder Support Agreement]

Schedule I

Major Company Shareholder Subject Shares

Shareholder	Subject Shares	Address
Apeiron Incubation Limited	2,710,000 Company Common Shares 53,189 Series A-1 Preferred Shares 3,579 Series A-2 Preferred Shares	****
Apeiron Investment Group Limited	3,362,027 Company Common Shares	****
Apeiron US Co- Invest II	493,715 Series A-2 Preferred Shares	****
Apeiron-Enhanced LP	245,989 Series B Preferred Shares	****
Maximilian Martin	750,000 Company Common Shares 227,273 Series A-1 Preferred Shares 174,166 Series A-2 Preferred Shares	****